As filed with the Securities and Exchange Commission on August 26, 2014

Post-Effective Amendment No. 1 to Registration Statement on Form F-3 (No. 333-130632)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRYANET LTD.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8 HaMarpe St.

Har Hotzvim

P.O. Box 45041

Jerusalem 91450 Israel

(Address of Principal Executive Offices) (Zip Code)

ViryaNet, Inc.

112 Turnpike Road

Westborough, MA 01581

(508) 490-8600

(Name, Address and Telephone Number of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement became effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form F-3 (Registration No. 333-130632) (the “Registration Statement”) of ViryaNet Ltd., an Israeli company (the “Company”), that registered the sale from time to time by the selling shareholders identified in the prospectus forming a part thereof of up to 813,461 ordinary shares, nominal value NIS 5.0 per share, of the Company (“Ordinary Shares”) (which number, and nominal value, of Ordinary Shares reflects a one-for-five reverse split of all outstanding shares of the Company that was effected on January 17, 2007), which was filed with the Securities and Exchange Commission on December 22, 2005 and was amended on January 20, 2006 and January 24, 2006.

On August 26, 2014, pursuant to the Agreement and Plan of Merger, dated as of June 10, 2014 (the “Merger Agreement”) by and among the Company, Verisae, Inc. (“Parent”), a Minnesota corporation, and Viking Acquisition Ltd. (“Merger Sub”), an Israeli company and a wholly-owned subsidiary of Parent (the “Merger”), Merger Sub merged with and into the Company, with the Company surviving the Merger as a wholly-owned indirect subsidiary of Parent. All outstanding Ordinary Shares and preferred A shares, nominal value NIS 5.0 per share, of the Company (“Preferred A Shares”) have been cancelled as a result of the consummation of the Merger, in exchange for the payment to the holders thereof of US$18,825,000, in the aggregate (subject to price adjustments).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for sale by the selling shareholders that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for sale but that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel, on this 26th day of August, 2014.

VIRYANET LTD.

By:	/s/ Memy Ish-Shalom
Name:	Memy Ish-Shalom
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Samuel I. HaCohen	Executive Chairman of the Board of Directors	August 26, 2014
Samuel I. HaCohen

/s/ Memy Ish-Shalom	President and Chief Executive Officer	August 26, 2014
Memy Ish-Shalom

/s/ Yohanan Engelhardt	Chief Financial Officer	August 26, 2014
Yohanan Engelhardt

/s/ Nati Perry	Director	August 26, 2014
Nati Perry

/s/ Austin W. Lewis IV	Director	August 26, 2014
Austin W. Lewis IV

/s/ Vladimir Morgenstern	Director	August 26, 2014
Vladimir Morgenstern

/s/ Andy Ben-Artzy	Director	August 26, 2014
Andy Ben-Artzy

/s/ Arie Ovadia	Director	August 26, 2014
Arie Ovadia

Authorized Representative in the United States:

VIRYANET, INC.

By:	/s/ Memy Ish-Shalom
Name:	Memy Ish-Shalom
Title:	President and Chief Executive Officer